UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 19, 2011

INTREORG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-53262	45-0526215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.
Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 19, 2011 we entered into a revolving line of credit with J.H. Brech, LLC, a related party, to provide access to funding for our operations.  Under the terms of the 8% revolving credit note, we have access of up to $500,000, which includes the approximately $113,000 we owed J.H. Brech, LLC at the time we entered into the loan arrangement.  Interest accrues at 8% per annum on the outstanding principal amount due under the revolving line of credit and is payable semi-annually on June 30 and December 31 of each year commencing June 30, 2011.  The principal and any accrued but unpaid is due on the earlier of:

•           June 19, 2014, or
•           the date on which we receive at least $1.5 million in gross proceeds through one or a series of transactions.

At our sole discretion, we can pay the interest in shares of our common stock valued as follows:

•           if our common stock is not listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the OTC Markets Group (formerly the Pink Sheets), interest shares are valued at the greater of $1.00 per share or the fair market value as determined in good faith by us based upon the most recent arms-length transaction, or

•           if our common stock is listed for trading on an exchange or quoted for trading on the OTC Bulletin Board or the OTC Markets Group, interest shares will be valued at the greater of (A) the closing price of our common stock on the trading day immediately preceding the date the interest payment is due and payable, or (B) the average closing price of the common stock for the five trading days immediately preceding the date the interest payment is due and payable.

We may prepay the note at any time without penalty.  Upon an event of default, J.H. Brech, LLC has the right to accelerate the note.  Events of default include:

•	our failure to pay the interest and principal when due,
•	a default by us under the terms of the note,
•	appointment of a receiver, filing of a bankruptcy provision, a judgment or levy against our company exceeding $50,000 or a default under any other indebtedness exceeding $50,000,
•	a liquidation of our company or a sale of all or substantially all of our assets, or
•	a change of control of our company as defined in the note.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011 Mr. Frederick Andrew Huttner, Jr. resigned as a member of our Board of Directors.  There was no disagreement between our company and Mr. Huttner which led to his resignation.

Item 7.01       Regulation FD Disclosure.

On August 3, 2011, we issued a press release announcing the $500,000 revolving line of credit with J.H. Brech, LLC.  A copy of this press release is included as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of INTREOrg Systems, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

10.19	$500,000 8% Revolving Credit Note dated June 19, 2011 by and between INTREOrg Systems, Inc. and J.H. Brech, LLC.
99.1	Press release dated August 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREORG SYSTEMS, INC.

Date: August 3, 2011	By: /s/ Donal R. Schmidt
Donal R. Schmidt, Jr., Chief Executive Officer